Exhibit 10-21

THIS AGREEMENT is made 13 March 2006

BETWEEN

(1)	New Media Lottery Services plc (Company number 410845) whose registered office is at 51/52 Fitzwilliam Square, Dublin 2, Republic of Ireland (the “Company"); and

(2)	Randy Brownell III of 1400 Technology Drive, Harrisonburg, VA 22802, Virginia, USA (the “Director”).

OPERATIVE PROVISIONS:

1	Definitions and Interpretation

In this agreement including the schedule:

1.1	the following words and expressions have the following meanings, unless they are inconsistent with the context:

"Accounting Period"
any accounting reference period of the Company;

"Associated Company"
a body corporate which for the time being:

a)	is a holding company of the Company or a subsidiary (other than the Company) of such a holding company; or

b)	has not less than twenty per cent of its equity share capital beneficially owned by such a holding company or the Company;

"Auditors"
the auditors of the Company for the time being;

"Board"
the board of directors of the Company for the time being;

"Business Day"
a day on which clearing banks in Dublin are open for a full range of banking transactions;

"Chairman"
the non-executive director of the Company holding the position of chairman from time to time

"Commencement Date"
the date on which the Company’s Ordinary shares are admitted to trading on the AIM Market of London Stock Exchange plc;

"Companies Acts"
the Companies Acts 1963-2003

“Confidential Information”

(a)
Trade secrets, customer lists, trading details, secret or confidential operations, processes, dealings or any information concerning the organisation, prospective business, business methods, systems, affairs, finances, transactions of any company in the Group or other information of a confidential nature relating to any company in the Group or any supplier to, customer or potential customer of any company in the Group;

(b)	Any other information designated by any company in the Group as confidential; and

(c)	Any information in relation to which any company in the Group owes a duty of confidentiality to any third party;

"Group"
the Company and its Associated Companies for the time being;

"London Stock Exchange"
London Stock Exchange plc;

"Prohibited Business"
any business or activity carried on by the Company at the Termination Date or at any time in the Relevant Period in which the Director shall have been directly concerned in the course of his employment at any time in the Relevant Period;

"Protected Supplier"
any supplier to the Company with whom the Director shall have had material dealings in the course of his employment during the Relevant Period;

"Relevant Period"
the twelve month period ending with the Termination Date or the last day before the Director is denied access to any premises of any company in the Group and/or is required not to have any contact or dealings with any customer, client, supplier or employee of any company in the Group and/or has not carried out any duties or work or has carried out duties other than his normal duties, whichever is the earlier;

"Review Date"
each anniversary of the Commencement Date;

“Territory”
the United States of America, Canada, Ireland, the United Kingdom or any other country in which the Group carries on its business on the Termination Date, or in any other country where the Group has concluded contracts, or has entered into contractual negotiations to operate internet lottery games;

"Termination Date"
the date of termination of the Director's employment with the Company;

"UKLA"
the United Kingdom Listing Authority or any other competent authority for the time being for the purposes of Part VI of the Financial Services and Markets Act 2000 of the United Kingdom;

1.2	words and phrases the definition of which is contained or referred to in the Companies Acts shall be construed as having the meanings thereby attributed to them;

1.3
references to statutory provisions shall be construed as references to those provisions as respectively amended or re-enacted or as their application is modified by other provisions (whether before or after the date hereof) from time to time and shall include references to any provisions of which they are re-enactments (whether with or without modification);

1.4	headings are for ease of reference only and shall not affect construction;

1.5	words denoting the singular include the plural and vice versa;

1.6	words denoting one gender include all genders;

1.7	words denoting persons include firms and corporations; and

1.8	references to the Director's employment are to his employment by the Company under and pursuant to this agreement.

2	Position

2.1
The Company shall employ the Director and the Director shall serve the Company as Chief Operating Officer and Chief Financial Officer or in such other capacity as the Board may from time to time determine.

2.2
If the Director is at any time unable through sickness, injury or otherwise to carry out his duties hereunder the Company may temporarily employ any person or persons to perform those duties in his place until such time as he is able to resume his duties hereunder.

3	Duties

3.1
During the continuance of this agreement the Director shall devote substantially the whole of his time, attention and abilities during normal working hours which are from 9am to 5.30pm Monday to Friday and such other hours as may be reasonably required including weekends and public holidays, for the proper performance of his duties under this agreement to the business of the Group and, so far as consistent with the nature of his office hereunder, shall:

3.1.1	undertake such duties and exercise such powers in relation to the Group as the Board shall from time to time properly and reasonably assign to or vest in him;

3.1.2	in the discharge of such duties and in the exercise of such powers, observe and comply with all lawful resolutions and directions from time to time properly and reasonably made or given by the Board;

3.1.3
keep the Board promptly and duly informed (in writing if so requested) of the business and affairs of the Company and such other companies in the Group as the Director may be involved with, whether in accordance with clause 3.1.4 or otherwise, and of his conduct and provide such explanation as the Board may require in connection therewith;

3.1.4	in pursuance of his duties hereunder accept such offices in any Associated Companies (without further remuneration unless otherwise agreed) as the Board may require from time to time; and

3.1.5	well and faithfully serve the Group and use his reasonable endeavours to promote and develop the business and interests of the Group.

4	Period

4.1
The Director's employment under this agreement shall commence on the Commencement Date and shall continue for a period of twelve months and thereafter until determined by at least two months' written notice given by either party to the other, such notice period to commence only after the expiry of that period of twelve months.

4.2
The Company may, at its entire discretion, lawfully terminate this agreement with immediate effect by giving notice of such termination and by paying to the Director, in lieu of salary and other benefits pursuant to this agreement, an amount equal to the basic salary including any bonus which the Director would have earned from the Termination Date until the first date upon which his employment could, apart from this clause 4.3 have been lawfully terminated in accordance with clause 4.1 above together with a further sum equivalent to the value of the benefits to which the Director would have been entitled during such period, to the extent only that the Director does not in fact receive those benefits for the whole or part of such period. Any such payment to the Director will be subject to tax and other statutory deductions required from time to time.

4.3
If this agreement is terminated by notice given by either party to the other, whether pursuant to clause 4.1 or otherwise, or if the Director wishes to resign with immediate effect but the Company refuses to accept such resignation and requires the due period of notice to be given by the Director, then:

4.3.1
the Company shall be under no obligation to vest in or assign to the Director any powers or duties or to provide work for the Director but the Company may at its discretion provide suitable work for the Director to be undertaken at the Director's home and the Company may require the Director to carry out special duties or projects;

4.3.2
the Company may at any time or from time to time during such notice period deny the Director access to any premises of any company in the Group or require the Director not to have any contact or dealings with any customer, client, supplier or employee of any company in the Group; and

4.3.3
Salary and all benefits will not cease to be payable or available to the Director by reason only of that exclusion of the Director from any premises of any company in the Group until the expiration of such notice period.

5	Directorship

The Director shall not be entitled to any director's fees from any company in the Group in addition to his remuneration under clause 7. Provided Always that the Director shall be reimbursed all expenses properly incurred by him in attending any board meetings of directors meetings whether formally or informally.

6	Place of Work

6.1
The Company shall provide a suitable office for the use of the Director at [the Company's premises in Ireland and in the United States and the Director shall carry out his duties there and in such other places as the Board considers reasonably appropriate from time to time. The Company may require the Director to work at any place within [the USA or Ireland] on either a temporary or an indefinite basis. The Director will be given reasonable notice of any change in his place of work. The Director may be required to travel on the business of the Company.

6.2
If the Company requires and reaches agreement with the Director to work at a place which would, in the reasonable opinion of the Board, cause the Director to move permanently from his then normal place of residence, the Company shall reimburse to the Director (on production of the necessary receipts or vouchers or as otherwise agreed) all removal and relocation expenses directly and reasonably incurred as a result of the Company's requirements. The Company will endeavour to provide reasonable notice of any such requirement but the Director accepts that in an emergency the Company may not be able to give such notice.

7	Remuneration

7.1
The Director shall be entitled to remuneration for his services hereunder at the rate of $ 168,000 per annum as from the Commencement Date which shall accrue from day to day payable monthly in advance.

7.2
On every Review Date during the continuance of this agreement the remuneration of the Director payable under this clause 7 shall be reviewed by the Board but there shall be no obligation on the Board to affect any increase.

7.3
In addition to the remuneration payable to the Director above, the Director shall be entitled to a bonus of 50% of salary provided the targets as set by the remuneration committee are achieved within each Accounting Period during which this agreement continues.

7.4
Payment of salary and bonus to the Director shall be made either by the Company or by any other member of the Group and, if by more than one company, in such proportions as the Board may from time to time think fit.

8	Expenses

8.1
In addition to his remuneration hereunder the Director shall be reimbursed all reasonable expenses properly incurred by him in the discharge of his duties hereunder upon production of appropriate written evidence thereof if reasonably practicable.

8.2	[The Company shall provide the Director with a mobile telephone for his use for both business and reasonable private telephone calls and the Company shall:

8.2.1	pay all equipment and line rentals in connection with such telephone; and

8.2.2	on production of the relevant bill for such calls, pay all costs of telephone calls made by the Director with such telephone for both business and private use.]

8.3	The Company shall pay for business telephone calls made from the Director's home telephone on the production of the relevant bill.

8.4
The Company shall purchase and maintain directors' and officers' liability insurance and appropriate professional indemnity insurance cover for the Director's benefit in respect of any liability occurred in the proper performance of his duties.

8.5	The Company shall provide the Director with the use of a Company Credit card for his use for the payment of expenses properly incurred by him in the discharge of his duties.

8.6	The Company shall provide the Director with business class flights in respect of any travel undertaken by him in the discharge of his duties

8.7	The Director shall be paid a car allowance in the sum of € 1,200 per annum.

8.8
The Company shall, subject to the approval of the Chairman, discharge any fees payable by the Director in respect of any Professional Associations that the Director elects to join in the discharge of his duties.

8.9	The company shall discharge all payments due on the Directors behalf in respect of any Private Health Care taken out by him during the course of this agreement.

8.10	The Company shall contribute a sum equivalent to 10% of the Directors total annual remuneration to an appropriate pension scheme.

9	Holidays

9.1	The Director shall be entitled during every calendar year of his employment (and pro rata for part of such year) to:

9.1.1	all generally observed public holidays in the Republic of Ireland; and

9.1.2	21 days each year at such time as shall reasonably be agreed by the Board.

9.2
The Director shall not be entitled to carry forward from one year to the next any holiday entitlement and no payment will be made by the Company in lieu of accrued but unused holiday entitlement at the end of the holiday year.

9.3
For the calendar year in which the Director's employment commences or terminates the Director is entitled to holidays during that year assessed on a pro-rata basis. On the termination of the Director's employment for whatever reason the Director shall either be entitled to pay in lieu of outstanding holiday entitlement or be required to repay to the Company any salary received for holiday taken in excess of his actual entitlement (as the case may be). The basis for payment shall be 1/365 salary for each day.

10	Incapacity

10.1
Subject as hereinafter provided, during any period of absence from work due to illness or disability the Director shall continue to be entitled to his full remuneration for a period of thirteen weeks in each calendar year subject to deduction of any benefit which the Director will receive from the Department of Social and Family Affairs;

10.2	If the Director is absent from work as a result of illness or disability, he will:

10.2.1	notify the Company as soon as practicable on the first day of his absence;

10.2.2	if the period of absence is less than eight consecutive days, submit to the Company on his return a certificate of sickness completed by himself; and

10.2.3
if the period of absence is eight consecutive days or more, submit to the Company without delay a medical certificate signed by a practising medical practitioner in respect of each week of absence after the first.

10.3
If the Director shall at any time be incapacitated or prevented by mental or physical illness, injury, accident or any other circumstances beyond his control from performing his duties hereunder for a period of six consecutive months or if he shall be so incapacitated at different times for more than 180 days in any one period of 52 consecutive weeks then in either of such cases the Company shall be at liberty thereafter:

10.3.1
to terminate his employment by three months' notice in writing and the Director shall not be entitled to claim any compensation from the Company or any other company in the Group or otherwise in respect of such termination provided that if at any time during the currency of such a notice the Director shall provide a medical certificate satisfactory to the Board to the effect that he has fully recovered his physical and/or mental health and that no recurrence of the illness or incapacity can reasonably be anticipated, the Company shall withdraw the notice;

10.3.2	to:

(a)	discontinue payment in whole or part of his remuneration (including all bonus entitlements save for those already earned by the Director but not yet paid);

(b)	cease meeting the cost and/or providing all other contractual benefits that would otherwise be due under the terms of this agreement; and/or

(c)	have returned any motor vehicle previously provided to the Director on and from such date as it specifies until such time as he shall be capable of performing and shall have resumed his full duties hereunder; and/or

10.3.3	to appoint a successor to the Director to perform all or any of the duties required of the Director under the terms of this agreement and the Director's duties shall be amended accordingly.

10.4
If the Director's absence from work as a result of illness or disability shall be or appear to be occasioned by the actionable negligence of a third party in respect of which damages are or may be recoverable, then all sums paid by the Company in accordance with this clause 10.4 shall constitute loans to the Director, who shall:

10.4.1	forthwith notify the Company of the relevant circumstances and of any claim, compromise, settlement or judgment made or awarded in connection therewith;

10.4.2	give to the Company all such particulars of such matters as the Company may reasonably require; and

10.4.3	if any damages are recovered from the third party refund to the Company such sum as the Company may determine, not exceeding the lesser of:

(a)	the amount of damages recovered by the Director under such compromise, settlement or judgment; and

(b)	the sums advanced to the Director in respect of the period of the incapacity,

Provided that, in the event that the Director shall be a director of the Company or the Company's holding company, the Director shall not be entitled to receive any payments in excess of the maximum aggregate sum permitted to be loaned by the Company to a director under the provisions of the Companies Acts.

11	Other Interests

11.1
The Director shall not without the prior written consent of the Board during the continuance of this agreement be concerned, engaged or interested either directly or indirectly in any capacity in any other trade, business or employment or engaged in any lottery related occupation (including membership of parliament or of any local government authority or public body or any other public or private work) provided that, other than any shares held in the Company, the Director shall be permitted to hold not more than 3% of any class of shares or debentures or other securities (other than shares, debentures or other securities of the Company) which are quoted or dealt on the Official List of the UKLA or the Alternative Investment Market of the London Stock Exchange or any other recognised investment exchange (as defined in section 285 of the Financial Services and Markets Act 2000 of the United Kingdom) whether in the United Kingdom or otherwise and shall be permitted to invest in the units of any collective investment scheme (as defined in section 235 of the Financial Services and Markets Act 2000 of the United Kingdom).

11.2
Subject to any regulations issued by the Company which may be applicable to him, the Director shall not be entitled to receive or obtain directly or indirectly any discount, rebate or commission in respect of any sale, purchase or provision of goods or services effected or other business transacted (whether or not by him) by or on behalf of any company in the Group and if he (or any firm or company in which he is interested) shall obtain any such discount, rebate or commission, he shall account to the Company (for itself or on behalf of the relevant company in the Group, as appropriate) for the amount received by him (or a due proportion of the amount received by such company or firm having regard to the extent of his interest therein).

11.3	The Director shall comply with all codes of conduct from time to time adopted by the Board and with all applicable rules and regulations of the AIM/London Stock Exchange.

11.4
The Director shall comply and procure that his spouse and minor children shall comply with all applicable rules of law, London Stock Exchange regulations (including the Model Code for transactions in securities by directors) and any code of conduct of the Company from time to time in force in relation to dealings in shares, debentures or other securities of the Company or any Group company and any unpublished price sensitive information affecting the securities of any other company.

12	Secrecy

The Director shall not, except as authorised or required by his duties or as obliged by law, reveal to any person or use for his own purposes or for any purposes other than those of the Group any Confidential Information which may come to his knowledge during and as a result of his employment and shall keep with complete secrecy all Confidential Information entrusted to him and shall not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to any company in the Group or their respective businesses or which may be likely so to do. This restriction shall continue to apply after the termination of this agreement without limit in point of time but shall cease to apply to information or knowledge which is ordered to be disclosed by a Court of competent jurisdiction or otherwise required to be disclosed by law or which comes into the public domain other than as a result of a breach by the Director of his obligations to the Company or any other company in the Group.

13	Notes or Memoranda

The Director shall not during the continuance of this agreement make, otherwise than for the benefit of the Group, any notes or memoranda relating to any matter within the scope of the business of the Group or concerning any of its dealings or affairs, nor shall the Director either during the continuance of this agreement or afterwards use or permit to be used any such notes or memoranda otherwise than for the benefit of the Group. All such notes and memoranda made by the Director shall be the property of the Group and shall be left at the registered office of the Company upon the termination of the Director's employment.

14	Inventions

14.1
Any discovery, development, invention, process, design, improvement in procedure, computer program, copyright works, trade name or trade mark made, discovered or created by the Director whilst in the service of the Group either alone or with any other person in connection with or in any way affecting or relating to the business of the Group or capable of being used or adapted for use therein or in connection therewith ("Inventions") shall forthwith be disclosed by the Director to the Company and shall belong to and be the absolute property of the Company or such Associated Company as the Company may nominate for that purpose provided that this clause 14.1 shall not apply to those rights of the Director in Inventions which cannot under applicable law be vested in the Company as his employer ("Employee Rights").

14.2
The Director, if and whenever required to do so (whether during or after the termination of his appointment), shall at the expense of the Company forthwith assign to the Company or an Associated Company nominated by the Company (or, if assignment is not permitted under applicable law, shall grant an exclusive licence to the Company or such Associated Company) all Employee Rights and upon such assignment or licensing shall deliver to the Company or such Associated Company all documents and other materials relating to the Inventions and the Company will itself or will procure that such Associated Company will thereupon pay to the Director such remuneration for the assignment or licence and the delivery of the said documents and materials as may be agreed.

14.3	The Director if and whenever required to do so (whether during or after the termination of his appointment) shall at the expense of the Company or its nominee:

14.3.1
apply or join in applying for patents, registered designs, trade marks or other similar protection in any Territory or any other part of the world for any Inventions and execute all instruments and do all things necessary for vesting the said patents, registered designs, trade marks or other similar protection when obtained and all right and title to and interest in the same in the Company or such other third party as the Company may require absolutely and as the sole beneficial owner; and

14.3.2
Sign and execute all such documents and do all such acts as the Company may reasonably require in connection with any proceedings in respect of such applications and any petitions or applications for revocation of such patents, registered designs, trade marks or other protection.

14.4
The Director hereby irrevocably appoints the Company to be his attorney to act in his name and on his behalf to execute and do any such instrument or thing and generally to use his name for the purpose of giving to the Company the full benefit of this clause and a certificate in writing signed by any director or by the secretary of the Company that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case as against the Director in favour of the Company and any third party.

14.5
Should the Company, in its sole discretion, so require, the Inventions shall not be made the subject of patents or similar protections, but shall be worked by the Company and/or the Associated Companies as secret processes?

15	Termination

15.1
The Company may (without prejudice to any other rights or remedies in respect thereof) forthwith determine the employment of the Director without compensation by notice in writing to him in any of the following circumstances:

15.1.1	the Director breaches any material term of this agreement which, in the case of a breach capable of remedy, is not so remedied within 30 days of a written notice from the Board so to remedy;

15.1.2	the Director is guilty of gross or persistent misconduct or shall be guilty of serious conduct likely to bring himself or the Group into disrepute;

15.1.3	the Director is declared bankrupt or an interim order is made against him or he makes or attempts to make any voluntary arrangement with his creditors;

15.1.4	a disqualification order is made or is in force against the Director under Part VII of the Companies Act 1990.

15.1.5	the Director becomes of unsound mind or becomes a patient as defined in the Mental Health Act 1983 of the United Kingdom;

15.2	On the termination of this agreement or on either the Company or the Director having served notice of such termination the Director shall upon the request of the Company:

15.2.1	resign without compensation from all directorships and other offices held by him in the Group;

15.2.2
sign or execute such transfers or other deeds or documents as may be required to transfer to the Company or as it may direct any shares or other securities held by the Director as nominee or trustee for the Company (or any other company in the Group);

15.2.3
deliver to the Company forthwith all credit cards, motor car, car keys and other property of or relating to the business of the Company or the Group (including any notes or memoranda referred to in clause 14) which may be in his possession or under his control; and

15.2.4
for the purposes of clauses 15.2.1, 15.2.2 and 15.2.3 the Director hereby irrevocably appoints the Company to be his attorney to act in his name and on his behalf to execute and do any such instrument or thing and generally to use his name for the purpose of giving to the Company the full benefit of this clause and a certificate in writing signed by any director or by the secretary of the Company that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case as against the Director in favour of the Company and any third party.

15.3	The Director shall not at any time after the termination of his employment represent himself as being in any way connected with the business of the Company or any other company in the Group.

16	Suspension

If the Board have reason to suspect that any one or more of the events set out in clauses 15.1.1 to 15.1.10 (inclusive) of this agreement has or have occurred the Board may suspend the Director on such terms as to payment of salary or otherwise as the Board may think fit pending further investigations.

17	Non-Competition

17.1
The Director shall not so as to compete with the Company during the period of twelve months after the Termination Date directly or indirectly on his own account or on behalf of or in conjunction with any person, firm or company or other organisation canvass or solicit or by any other means seek to conduct Prohibited Business with or conduct Prohibited Business with anyone with whom the Director shall have had material dealings in the course of his duties hereunder at any time in the Relevant Period or with whom and to the knowledge of the Director any employee of the Company under the Director's control shall have had material dealings in the course of their duties to the Company in the Relevant Period.

17.2
The Director shall not so as to compete with the Company during the period of twelve months after the Termination Date directly or indirectly induce or seek to induce any senior employee of the Company engaged in the Prohibited Business who was such an employee at the Termination Date and with whom the Director shall during the Relevant Period have had material dealings in the course of his duties hereunder to leave the employment of the Company whether or not this would be a breach of contract on the part of the employee.

17.3
The Director shall not so as to compete with the Company during the period of twelve months after the Termination Date directly or indirectly seek to entice away from the Company or otherwise solicit or interfere with the relationship between the Company and any Protected Supplier.

17.4
The Director shall not so as to compete with the Company during the period of twelve months after the Termination Date within the Territory carry on or be directly or indirectly engaged, concerned or interested whether as principal, agent, shareholder, investor, director, employee or otherwise howsoever in any business or the setting up of any business engaged in or which it is intended to be engaged in any Prohibited Business. For the purpose of this clause 17.4 acts done by the Director outside the Territory shall nonetheless be deemed to be done within the Territory where their primary purpose is the obtaining of any Prohibited Business from any person, firm, company or other entity with business premises within the Territory .

17.5
The Director covenants that in respect of any other company in the Group in the business or affairs of which the Director shall at any time during the Relevant Period have been materially concerned or interested he will perform and observe in relation to each such Associated Company the covenants set out in this clause 17 and that each covenant shall be construed and enforceable as a separate covenant in relation to each such Associated Company. For the purposes of giving effect to the provisions of this clause 17.5 only, references to the Company in clauses 17.1 to 17.4 inclusive and in the definitions of Prohibited Business and Protected Supplier shall be deemed to be references to each such company.

17.6
The Director shall not, either during the continuance of this agreement or at any time after the Termination Date engage in any trade or business or be associated with any person, firm or Company engaged in any trade or business using the name New Media Lottery or incorporating the word New Media Lottery.

17.7
The Parties agree that the periods referred to in clauses 17.1 to 17.5 shall be reduced by one day for every day during which at the Company's direction the Director is denied access to any premises of any company in the Group and/or is required not to have any contact or dealings with any customer, client, supplier or employee of any company in the Group and/or has not carried out any duties or work or has carried out duties other than his normal duties.

17.8	These restrictions are entered into by the Company and the Director after having been separately legally advised.

17.9
Each of these restrictions contained in this clause 17 is intended to be separate and severable. In the event that any of the restrictions shall be held void but would be valid if part of the wording thereof were deleted such restriction shall apply with such deletion as may be necessary to make it valid and effective

18	Amalgamation or Reconstruction

If before the termination of this agreement the employment of the Director shall be determined by reason of the winding up of the Company for the purposes of reconstruction or amalgamation and the Company shall procure that any concern or undertaking resulting from such solvent reconstruction or amalgamation shall offer to the Director employment on no less favourable terms than contained in this agreement, the Director shall have no claim against the Company for damages or otherwise in connection with such determination provided that, in the event of the Director being made such an offer, it shall be conditional upon his employment with the Company counting as continuous employment.

19	Grievance and Discipline

19.1
The Director should refer any grievances about his employment or about any decision relating to him to the Board by giving written notice. The reference will be dealt with by a majority present at the relevant Board meeting, at which the Director shall not be entitled to attend unless requested so to attend, and whose decision shall be final.

19.2	There are no disciplinary rules relating to the Director's employment.

20	Collective Agreements

No collective agreements affect the Director's terms and conditions of employment with the Company.

21	Notices

21.1	Any demand, notice or communication shall be deemed to have been duly served:

21.1.1	if delivered by hand, when left at the proper address for service;

21.1.2	if given or made by prepaid registered post, 48 hours after being posted (excluding Saturdays, Sundays, and public holidays),

provided that where in the case of delivery by hand such delivery occurs either after 4.00pm on a Business Day or on a day other than a Business Day service shall be deemed to occur at 10.00am on the next following Business Day (such times being local times at the address of the recipient).

21.2
Any demand, notice or communication shall be made in writing addressed to the recipient at its registered office or its address stated in this agreement (or such other address as may be notified in writing from time to time).

22	Breach Prior to Termination

The expiration of or the lawful termination of this agreement shall not affect such other provisions hereof as are expressed to operate or have effect thereafter and shall be without prejudice to any right or action already accrued to either party in respect of any breach of this agreement by the other party.

23	Prior Agreements

As from the Commencement Date, this agreement will govern the employment relations between the Company and the Director and any former agreements subsisting between the Director and the Company or any other company in the Group in respect of such employment relationship will thereafter cease to be of effect.

24	Representation

24.1
The Director represents and warrants to the Company that he is free to enter into this agreement and that he is not bound by any court order, agreement or arrangement which would prevent him from entering into this agreement or which would restrict the availability of his services to the Group.

24.2
The Director hereby agrees to indemnify the Company fully against any and all liabilities, damages, costs and expenses, including without limitation, legal fees and disbursements incurred by the Company in connection with any action, suit or proceedings brought against the Company concerning the subject matter of clause 24.1.

25	Data protection and monitoring and interception of communications

25.1
Personal data (including sensitive data) relating to the Director which has been or is in the future obtained by the Company may be held and processed by the Company either by computer or manually for any purpose relating to the administration, management and operation of the Director's employment (including payment of wages and maintenance of attendance, performance and conduct records), or in relation to the Company's legal obligations or business needs.

25.2
The Company reserves the right to intercept, monitor and record the contents of the Director's communications at work which include, but are not limited to, e-mails, faxes, telephone conversations and internet usage, in order to establish the existence of facts; to ascertain or demonstrate standards which are or which ought to be achieved; in the interests of national security; to prevent or detect crime or to investigate or detect the unauthorised use of any of the Company's communications systems.

26	Proper Law and Jurisdiction

This agreement shall be governed by and construed in accordance with the laws of Ireland and each of the parties hereto submits to the non-exclusive jurisdiction of the Irish Courts.

IN WITNESS whereof the parties have executed this agreement as a deed and it is hereby delivered on the day and year first before written.

Present when the common seal of    )
NEW MEDIA LOTTERY SERVICES PLC   )
was affixed hereto:       )

Director

Director/Secretary

EXECUTED AS A DEED AND DELIVERED     )
by RANDOLPH BROWNELL III       )
In the presence of:       )